Press Release	Source: ShengdaTech Inc.

ShengdaTech Begins Production of New NPCC Lines
Tuesday July 17, 8:30 am ET

Adds 40,000 Metric Tons Capacity

TAIAN CITY, China, July 17 /Xinhua-PRNewswire-FirstCall/ -- ShengdaTech Inc. ("ShengdaTech" or "The Company") (Nasdaq: SDTH - News) a leading manufacturer of nano precipitated calcium carbonate (NPCC) and coal-based chemical products in the People's Republic of China ("PRC"), today announced it completed the addition of 40,000 metric tons of annual NPCC capacity at its factory in Xianyang City, Shanxi Province.

ShengdaTech added two new lines, each with 20,000 metric tons of annual capacity, to its factory at Shengda Industrial Park. The new lines utilize the Company's advanced cost-efficient membrane diffusion technology which lowers production costs of NPCC particles by 5-7% compared to the traditional ultra-gravity method. The membrane diffusion method also provides better quality NPCC particles, providing a broader range of market applications. ShengdaTech is currently developing a number of new NPCC applications in various plastics.

ShengdaTech invested approximately $10 million for the equipment, which increases annual capacity at the factory to 100,000 metric tons and total annual capacity to 130,000 metric tons. The Company expects the new lines to operate at full capacity by November 2007. Assuming full utilization and using current prices after value added tax for NPCC products, the additional 40,000 metric tons of production capacity is equivalent to approximately $15 million in potential additional revenues to ShengdaTech.

"We are very pleased with our progress to date in expanding our capacity. We opened our new factory at Shengda Industrial Park with 60,000 metric tons of capacity in the fall of 2006 and quickly ramped up to full capacity by December 2006. Our new factory is located close to high quality limestone and uses cost-efficient membrane diffusion technology which have the combined effect of reducing our production costs of NPCC particles by 30%," commented Mr. Xiangzhi Chen, CEO of ShengdaTech. "We are excited about opportunity for our NPCC products as we develop new applications and expand into overseas markets. We expect NPCC to continue contributing to our revenue growth and gross margin in the future, in fact, as previously announced, our plans call for another expansion of NPCC capacity as early as December of this year."

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling a variety of nano-precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. NPCC enhances the durability of many products by increased strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, ability to attract new customers, ability to increase our product's applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

For more information, please contact:

Crocker Coulson, President
CCG Elite
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com

Leslie Richardson, Financial Writer
CCG Elite
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Email: leslie.richardson@ccgir.com